As filed with the Securities and Exchange Commission on August 9, 2007
Registration No. 333 -______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NATIONAL INSTRUMENTS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	74-1871327
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11500 North MoPac Expressway

Austin, Texas 78759

(Address, including zip code, of registrant’s principal executive offices)

1994 Employee Stock Purchase Plan

(Full title of the Plan)

David G. Hugley

Vice President, General Counsel; Secretary

National Instruments Corporation

11500 North Mopac Expressway

Austin, Texas 78759

(512) 338-9119

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

J. Robert Suffoletta, Jr.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

8911 Capital of Texas Highway, North

Westech 360, Suite 3350

Austin, Texas 78759-7247

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value per share	3,000,000 shares	$32.56(2)	$97,680,000.00	$2,998.78(3)

(1)	This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	The proposed maximum offering price per share was determined pursuant to Rule 457(h) under the Securities Act of 1933 to be equal to $32.56 per share, the average of the high and low price per share of the registrant’s common stock as reported on The Nasdaq Stock Market on August 7, 2007.

(3)	The amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act and Release No. 33-8681, April 28, 2006, Fee Rates, which states that the adjusted fee rate for fiscal 2007 shall be “$30.70 per million” of the maximum aggregate offering price at which the securities are proposed to be offered. The registration fee is therefore calculated by multiplying the proposed maximum aggregate offering price by 0.00003070.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents and information have been filed by National Instruments Corporation (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference:

a.	The Registrant’s Annual Report on Form 10-K for year ended December 31, 2006, filed with the SEC on February 20, 2007.

b.	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed with the SEC on May 8, 2007.

c.	The Registrant’s Quarterly Report on Form 10-Q for the three months ended June 30, 2007, filed with the SEC on August 7, 2007.

d.	The Registrant’s Current Reports on Form 8-K filed with the SEC on March 27, 2007.

e.	The Registrant’s description of authorized capital stock contained in its registration statement filed under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating the description.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.

         Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

        Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation.

        Section 145(g) of the Delaware General Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        The Registrant’s certificate of incorporation, as amended, provides that, subject to certain limited exceptions, the Registrant may indemnify its directors and officers to the extent authorized or permitted by the Delaware General Corporation Law. The Registrant’s directors and officers are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with certain of its directors and officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7. Exemption From Registration Claimed.

         Not applicable.

Item 8. Exhibits.

Exhibit Number	Document
4.1	1994 Employee Stock Purchase Plan, incorporated by reference to Appendix A of the Registrant's Proxy Statement dated and filed April 2, 2007.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).

Item 9. Undertakings.

    (a)        The undersigned registrant hereby undertakes:

        (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b)        That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 9, 2007.

NATIONAL INSTRUMENTS CORPORATION
By: /s/ James J. Truchard Dr. James J. Truchard Chairman of the Board and President

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Dr. James J. Truchard and Alexander M. Davern, and each of them individually, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement with exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James J. Truchard	Chairman of the Board and President	August 9, 2007
Dr. James J. Truchard	(Principal Executive Officer)

/s/ Alexander M. Davern	Chief Financial Officer and Treasurer	August 9, 2007
Alexander M. Davern	(Principal Financial and Accounting Officer)

/s/ Jeffrey L. Kodosky	Director	August 9, 2007
Jeffrey L. Kodosky

/s/ Donald M. Carlton	Director	August 9, 2007
Dr. Donald M. Carlton

/s/ Ben G. Streetman	Director	August 9, 2007
Ben G. Streetman

/s/ R. Gary Daniels	Director	August 9, 2007
R. Gary Daniels

/s/ Charles J. Roesslein	Director	August 9, 2007
Charles J. Roesslein

/s/ Duy-Loan T. Le	Director	August 9, 2007
Duy-Loan T. Le

INDEX TO EXHIBITS

Exhibit Number	Document
4.1	1994 Employee Stock Purchase Plan, incorporated by reference to Appendix A of the Registrant's Proxy Statement dated and filed April 2, 2007.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of this Form S-8).